Exhibit 99

PRESS RELEASE

Contact:	Fred G. Kowal
President and Chief Operating Officer
(973) 748-3600
American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market “ABNJ”	For Immediate Release
October 23, 2008

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FISCAL 2008 EARNINGS

Bloomfield, New Jersey – October 23, 2008 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (“American” or the “Company”), the holding company for American Bank of New Jersey (the “Bank”), announced today that it had net income of $1.2 million for the year ended September 30, 2008.  By comparison, net income for the year ended September 30, 2007 was $557,000.  Basic and diluted earnings per share for the year ended September 30, 2008 were $0.12 and $0.12, respectively.  By comparison, for the year ended September 30, 2007, basic and diluted earnings per share were $0.05 and $0.05, respectively.

For the three months ended September 30, 2008, the Company reported net income of $716,000 compared to a net loss of $72,000 for the three months ended September 30, 2007.  Basic and diluted earnings per share for the three months ended September 30, 2008 were $0.07 and $0.07, respectively, compared to $(0.01) and $(0.01), respectively, for the three months ended September 30, 2007.  Additional information concerning the Company’s comparative financial performance for the three months ended September 30, 2008 and September 30, 2007 is provided in the tabular presentation at the end of this document.

For the year ended September 30, 2008, loans receivable, net increased $40.7 million or 9.3% to $478.6 million from $437.9 million at September 30, 2007.  The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $39.9 million. The increase in loans receivable, net also included an increase in the balance of 1-4 family first mortgage loans of $297,000, net increases in home equity loans and home equity lines of credit totaling $486,000 and net increases in consumer loans of $504,000.  Offsetting the growth in these categories was a net increase to the allowance for loan losses totaling $467,000.

For that same period, the balance of the Company’s investment securities increased by $23.8 million.  This net growth in securities was largely attributable to a wholesale growth transaction in March 2008 through which the Company purchased approximately $50.0 million of mortgage-related investment securities funded by an equivalent amount of borrowings from the FHLB and through reverse repurchase agreements.  The net interest income resulting from this transaction continues to augment the Company’s earnings as it incurs the near term costs associated with executing its business plan.  The growth in securities associated with this transaction was partially offset by the continued reinvestment of a significant portion of the funds received from maturing debentures and other mortgage-related security repayments into the loan portfolio.  The Company’s balance of cash and cash equivalents decreased by $17.0 million which also provided a portion of the funding for the Company’s reported net loan growth and continued share repurchases during fiscal 2008.

The balance of deposits increased $19.1 million for the year ended September 30, 2008.  This net growth reflected increases in certificates of deposit and noninterest bearing checking accounts of $62.3 million and $953,000, respectively.  This growth was offset by reductions in interest bearing checking and savings accounts of $36.5 million and $7.7 million, respectively.  For the same period, borrowings increased $37.9 million reflecting the additions to FHLB advances and reverse repurchase agreements associated with the $50.0 million wholesale growth transaction noted above offset by the net repayment of $12.1 million of maturing FHLB term advances.  Additionally, the Company reported a net increase of $11.4 million in treasury stock attributable primarily to the Company’s share repurchase programs.  For the year ended September 30, 2008, the Company repurchased a total of 1,090,664 shares at an average price of $10.43 per share.

The Company’s yield on earning assets decreased 5 basis points to 5.59% for the year ended September 30, 2008 from 5.64% for the year ended September 30, 2007.  This decrease reflected the impact of overall reductions in market interest rates on the yields of repricing assets which more than offset the beneficial impact on earning asset yields resulting from the Company’s growth in higher yielding commercial loans.

The decrease in the yield on earning assets between the comparative years was outpaced by a reduction in the Company’s interest costs for those same periods.  The Company’s cost of interest-bearing liabilities decreased 48 basis points to 3.73% for the year ended September 30, 2008 from 4.21% for the year ended September 30, 2007.  This decrease in interest cost was primarily attributable to two related factors.  First, the Company reduced the interest rates paid on deposits generated through the three full service branches opened during fiscal 2007 on which promotional interest rates had originally been paid.  Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches.  In total, the Company’s net interest spread widened 43 basis points to 1.87% from 1.44% for those same comparative periods.

The factors resulting in the widening of the Company’s net interest spread also positively impacted the Company’s net interest margin for the year ended September 30, 2008.  However, the impact of the Company’s share repurchase plans on net interest margin partially offset the benefits of the widening net interest spread.  For the comparative years ended September 30, 2008 and 2007, the average balance of treasury stock increased $17.8 million reflecting the Company’s share repurchase activity.  The foregone interest income on the earning assets used to fund those share repurchases during fiscal 2008 significantly impacted the Company’s net interest margin reported for that year.  As a result of these offsetting factors, the Company reported a $1.7 million increase in net interest income to $14.0 million for fiscal 2008 from $12.3 million for fiscal 2007 reflecting an 11 basis point increase in net interest margin to 2.50% from 2.39% for those same comparative periods.

The increase in net interest income was partially offset by a comparatively greater provision to the allowance for loan losses.  For those same comparative periods, the Company’s loan loss provision increased $56,000 to $501,000 from $445,000.  The expense for fiscal 2008 included a provision of $34,000 attributable to one impaired construction loan, that portion of which was deemed uncollectible by management during its asset quality review conducted at March 31, 2008 and therefore charged off.  The remaining balance of the impaired loan at September 30, 2008, net of that earlier charge off, was approximately $146,000.  By contrast, the expense for fiscal 2007 reflected a reversal of an $86,000 impairment reserve that was no longer required.  Excluding these adjustments, the provision for loan losses for both comparative periods primarily resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank’s loan loss methodology.

For the year ended September 30, 2008, noninterest income increased $369,000 to $1.8 million from $1.4 million for fiscal 2007.  The growth in noninterest income was largely attributable to increases in deposit service fees and charges which increased $233,000 in fiscal 2008 compared to fiscal 2007.  A portion of that increase was attributable to deposit service fees and charges at the Bank’s de novo branches opened during fiscal 2007.  However, the reported increase was also due to growth in deposit-related fees and charges within the Bank’s other branches.  The Company also reported an increase of $78,000 in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets.  Additionally, the Company reported an increase of $85,000 in other noninterest income attributable primarily to growth in loan-related fees and charges including, but not limited to, increases in prepayment penalties and late charges.  Offsetting a portion of these increases in noninterest income was a $34,000 reduction in loan sale gains during fiscal 2008 compared with fiscal 2007.  The reduction reflects the Company’s discontinuation of selling a portion of one-to four-family loans originated into the secondary market – as had been the Company’s strategy during fiscal 2007 - in favor of adding all loans originated in fiscal 2008 to the portfolio.

For the year ended September 30, 2008, noninterest expense increased $998,000 to $13.5 million from $12.5 million for fiscal 2007.  This growth in noninterest expense was primarily attributable to comparative increases in salaries and employee benefits of $206,000, increases in occupancy and equipment expense of $791,000 and increases in data processing, legal and other noninterest expenses totaling $34,000, $48,000 and $103,000, respectively.  These increases in noninterest expense were partially offset by a $177,000 reduction in advertising and marketing expenses.

The reported increase in salaries and employee benefits for fiscal 2008 included a charge resulting from the death of a director emeritus of the Company during the second fiscal quarter ended March 31, 2008. Under the terms of the Company’s restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the former director through these plans was automatically accelerated.  As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during that quarter.  Other increases in compensation expense, including those attributable to the three de novo branches opened during fiscal 2007, were more than offset by the Company’s compensation expense control efforts which resulted in a nearly 10% reduction in the number of full time equivalent employees during fiscal 2008.

The reported decrease in advertising and marketing expense during fiscal 2008 was largely attributable to the absence of grand opening expenses during fiscal 2008 associated with the three de novo branches opened during fiscal 2007.  The full year’s operating costs of those branches contributed significantly to the reported increase in occupancy and equipment and data processing expenses for fiscal 2008.  However, such increases also reflected the ongoing operating costs associated with the Bank’s relocated Bloomfield branch which opened in April, 2008.  Additionally, the reported increase in occupancy and equipment expense also reflected the costs associated with outsourcing a significant portion of the Company’s information technology infrastructure support services that had been provided by in-house resources during the earlier comparative period.

The reported increase in legal expense was primarily attributable to revisions to benefit plan agreements as required by newly-implemented Internal Revenue Service regulations as well as other human resource-related legal expenses.

Finally, the reported increase in other noninterest expense resulted primarily from increases in FDIC insurance expense.  This increase was attributable, in part, to overall growth in the balance of FDIC-insured deposits.  However, the increase also reflected the expiration of FDIC insurance credits during fiscal 2008 which had previously reduced the Bank’s net cost of FDIC deposit insurance throughout fiscal 2007.

The following tables present selected balance sheet data as of September 30, 2008 and September 30, 2007 and selected operating data for fiscal year and three months ended September 30, 2008 and September 30, 2007.

FINANCIAL HIGHLIGHTS (unaudited)
	At September 30,		At September 30,
	2008		2007
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA (in thousands):
Assets
Cash and cash equivalents	$20,375	3.28%	$37,421	6.52%
Securities available-for-sale	81,163	13.06	58,093	10.13
Securities held-to-maturity	7,509	1.21	6,730	1.17
Loans held for sale	-	-	1,243	0.22
Loans receivable, net	478,574	76.99	437,883	76.32
Premises and equipment	11,894	1.91	10,856	1.89
Federal Home Loan Bank stock	2,743	0.44	2,553	0.45
Cash surrender value of life insurance	13,761	2.21	13,214	2.30
Accrued interest receivable	2,391	0.38	2,212	0.39
Other assets	3,223	0.52	3,533	0.61
Total assets	$621,633	100.00%	$573,738	100.00%
Liabilities and equity
Deposits	$447,687	72.02%	$428,600	74.70%
Advances for taxes and insurance	2,811	0.45	2,702	0.47
Borrowings	75,547	12.15	37,612	6.56
Other liabilities	4,740	0.77	4,231	0.74
Equity	90,848	14.61	100,593	17.53
Total liabilities and equity	$621,633	100.00%	$573,738	100.00%
Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$263,744	55.11%	$263,448	60.16%
Home equity loans	14,053	2.94	14,625	3.34
Home equity lines of credit	20,887	4.36	19,829	4.53
Multifamily mortgage loans	36,855	7.70	30,552	6.98
Nonresidential mortgage loans	90,644	18.94	68,431	15.63
Land and property acquisition loans	6,665	1.39	3,340	0.76
Construction loans	40,051	8.37	32,542	7.43
Business loans	7,551	1.58	7,029	1.61
Consumer loans	1,159	0.24	655	0.15
Allowance for loans losses	(3,035)	(0.63)	(2,568)	(0.59)
Loans receivable, net	$478,574	100.00%	$437,883	100.00%
Deposit Data	Balance	%Total Deposits	Balance	%Total Deposits
Noninterest-bearing deposits	31,447	7.02%	30,494	7.11%
Interest-bearing checking	75,307	16.82	111,795	26.08
Savings	85,092	19.01	92,778	21.65
Certificates of deposit	255,841	57.15	193,533	45.16
Deposits	$447,687	100.00%	$428,600	100.00%

FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At September 30,	At September 30,
	2008	2007

Capital Ratios	14.61	17.53
Equity to total assets (%)	10,859,692	11,946,190
Outstanding shares (#)
Asset Quality Ratios:
Non-performing loans to total loans (%)	0.24	0.28
Non-performing assets to total assets (%)	0.18	0.22
Allowance for loan losses to non-performing loans (%)	266.97	205.56
Allowance for loan losses to total loans (%)	0.63	0.58

	For the year ended September 30,		For the three months ended September 30,
	2008	2007	2008	2007
SELECTED OPERATING DATA (in thousands):
Total interest income	$31,437	$29,029	$8,050	$7,654
Total interest expense	17,397	16,731	4,030	4,646
Net interest income	14,040	12,298	4,020	3,008
Provision for loan losses	501	445	71	125
Net interest income after provision for loan losses	13,539	11,853	3,949	2,883
Noninterest income	1,791	1,422	477	371
Noninterest expense	13,542	12,544	3,279	3,427
Income (loss) before income taxes	1,788	731	1,147	(173)
Provision (benefit) for income taxes	560	174	431	(101)
Net income (loss)	$1,228	$557	$716	$(72)

Performance Ratios:
Return on average assets	0.21%	0.10%	0.46%	(0.05)%
Return on average equity	1.31	0.51	3.19	(0.28)
Net interest rate spread	1.87	1.44	2.21	1.39
Net interest margin	2.50	2.39	2.75	2.26
Noninterest income to average total assets	0.30	0.26	0.31	0.26
Noninterest expense to average total assets	2.27	2.31	2.11	2.43
Efficiency Ratio	85.54	91.43	72.91	101.43

PER SHARE DATA:
Earnings per share
Basic	0.12	0.05	0.07	(0.01)
Diluted	0.12	0.05	0.07	(0.01)

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.